                                                               EXHIBIT (d)(1)

================================================================================

                         AGREEMENT AND PLAN OF MERGER



                                 by and among


                        ELECTRONICS FOR IMAGING, INC.,


                          VANCOUVER ACQUISITION CORP.


                                      and


                       SPLASH TECHNOLOGY HOLDINGS, INC.



                                  Dated as of

                                August 30, 2000


================================================================================

ARTICLE 1 DEFINITIONS AND INTERPRETATION....................................................   2
     Section 1.1  Definitions...............................................................   2
     Section 1.2  Interpretation............................................................   9

ARTICLE 2 THE OFFER AND MERGER..............................................................  10
     Section 2.1  The Offer.................................................................  10
     Section 2.2  Company Actions...........................................................  11
     Section 2.3  Directors.................................................................  12
     Section 2.4  The Merger................................................................  13
     Section 2.5  Directors and Officers of the Surviving Corporation.......................  13
     Section 2.6  Effective Time............................................................  13
     Section 2.7  Closing...................................................................  14
     Section 2.8  Subsequent Actions........................................................  14
     Section 2.9  Stockholders' Meeting.....................................................  14
     Section 2.10 Merger Without Meeting of Stockholders....................................  15

ARTICLE 3 CONVERSION OF SECURITIES..........................................................  15
     Section 3.1  Conversion of Capital Stock...............................................  15
     Section 3.2  Exchange of Company Certificates..........................................  16
     Section 3.3  Dissenting Shares.........................................................  17
     Section 3.4  Company Stock Option and Stock Purchase Plans.............................  17

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................  18
     Section 4.1  Organization; Qualification...............................................  19
     Section 4.2  Subsidiaries and Affiliates...............................................  19
     Section 4.3  Capitalization............................................................  19
     Section 4.4  Authorization, Validity of Agreement, Company Action......................  20
     Section 4.5  Board Approvals Regarding Transactions....................................  21
     Section 4.6  Vote Required.............................................................  21
     Section 4.7  Consents and Approvals, No Violations.....................................  21
     Section 4.8  Reports and Financial Statements..........................................  22
     Section 4.9  No Undisclosed Liabilities................................................  22
     Section 4.10 Interim Operations........................................................  22
     Section 4.11 Absence of Certain Changes................................................  22
     Section 4.12 Litigation................................................................  24
     Section 4.13 Employee Benefit Plans....................................................  24
     Section 4.14 Tax Matters, Government Benefits..........................................  26
     Section 4.15 Leases....................................................................  28
     Section 4.16 Environmental Laws........................................................  28
     Section 4.17 Intellectual Property.....................................................  28
     Section 4.18 Employment Matters........................................................  31
     Section 4.19 Compliance with Laws......................................................  32
     Section 4.20 Contracts and Commitments.................................................  32
     Section 4.21 Information in Schedule 14D-9.............................................  33
     Section 4.22 Opinion of Financial Advisor..............................................  33
     Section 4.23 Rights Agreement..........................................................  33

     Section 4.24 Absence of Questionable Payments....................................... 34
     Section 4.25 Brokers or Finders..................................................... 34

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER......................... 34
     Section 5.1  Organization........................................................... 34
     Section 5.2  Authorization, Validity of Agreement, Necessary Action................. 34
     Section 5.3  Consents and Approvals, No Violations.................................. 35
     Section 5.4  Information in Offer Document.......................................... 35
     Section 5.5  Information in Proxy Statement......................................... 35
     Section 5.6  Sufficient Funds....................................................... 35
     Section 5.7  Share Ownership........................................................ 35
     Section 5.8  Purchaser's Operations................................................. 35
     Section 5.9  Brokers or Finders..................................................... 35

ARTICLE 6 COVENANTS...................................................................... 36
     Section 6.1  Interim Operations of the Company...................................... 36
     Section 6.2  Access; Confidentiality................................................ 39
     Section 6.3  Reasonable Efforts..................................................... 39
     Section 6.4  No Solicitation of Competing Transaction............................... 40
     Section 6.5  Publicity.............................................................. 42
     Section 6.6  Notification of Certain Matters........................................ 42
     Section 6.7  Directors' and Officers' Insurance and Indemnification................. 42
     Section 6.8  State Takeover Laws.................................................... 43
     Section 6.9  Actions Regarding the Rights Agreement................................. 43
     Section 6.10 Purchaser Compliance................................................... 43
     Section 6.11 Company Options........................................................ 43

ARTICLE 7 CONDITIONS..................................................................... 44
     Section 7.1  Conditions to Each Party's Obligation to Effect the Merger............. 44

ARTICLE 8 TERMINATION.................................................................... 45
     Section 8.1  Termination............................................................ 45
     Section 8.2  Effect of Termination.................................................. 46

ARTICLE 9 MISCELLANEOUS.................................................................. 46
     Section 9.1  Fees and Expenses...................................................... 46
     Section 9.2  Amendment and Modification............................................. 47
     Section 9.3  Nonsurvival of Representations and Warranties.......................... 47
     Section 9.4  Notices................................................................ 47
     Section 9.5  Counterparts........................................................... 48
     Section 9.6  Entire Agreement; No Third Party Beneficiaries......................... 48
     Section 9.7  Severability........................................................... 49
     Section 9.8  Governing Law.......................................................... 49
     Section 9.9  Enforcement............................................................ 49
     Section 9.10 Waiver of Jury Trial................................................... 49
     Section 9.11 Extension, Waiver...................................................... 49
     Section 9.12 Assignment............................................................. 50

Appendix A - Conditions to the Offer

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 30, 2000 (this "Agreement"), by and among Electronics For Imaging, Inc., a Delaware corporation ("Parent"), Vancouver Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Splash Technology Holdings,
Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement have the respective meanings ascribed to them in Article 1.

     WHEREAS, the board of directors of each of Parent, Purchaser and the Company has approved, and deems it fair to, advisable and in the best interests of its respective stockholders to consummate the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance thereof, it is proposed that Purchaser make a cash tender offer to acquire all shares of the issued and outstanding shares of common stock, $0.001 par value, of the Company (including the related Stock Purchase Rights), for $10.00 per share, net to the seller in cash, less any required withholding taxes;

     WHEREAS, also in furtherance of such acquisition, the board of directors of each of Parent, Purchaser and the Company have approved this Agreement and the Merger following the Offer in accordance with the General Corporation Law of the State of Delaware and upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the board of directors of the Company has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and adopt this Agreement and each of the Transactions upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, as a condition and inducement to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, each of the Major Stockholders, concurrently with the execution and delivery of this Agreement, is entering into a Tender and Voting Agreement, dated as of the date of this Agreement, with Parent and Purchaser, pursuant to which each of the Major Stockholders is agreeing, among other things, to tender the Shares held by it in the Offer and to grant Parent a proxy with respect to the voting of such Shares, all upon the terms and subject to the conditions set forth in the Tender and Voting Agreements; and

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                        DEFINITIONS AND INTERPRETATION

     Section 1.1  Definitions. For all purposes of this Agreement, except as
                  -----------
otherwise expressly provided or unless the context clearly requires otherwise:

     "Acquisition Proposal" means any proposal or offer to acquire (i) all or greater than fifteen percent of the business or properties of the Company or any Company Subsidiary, whether by merger, tender offer, exchange offer, sale of assets, consolidation, other business combination, recapitalization, reorganization, liquidation, dissolution or other transactions involving the Company, any Company Subsidiary, any division or operating or principal business unit of the Company or any Company Subsidiary or (ii) fifteen percent or more of the capital stock or other equity interests in the Company or any Company Subsidiary.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     "Agreement" has the meaning ascribed to it in the forepart of this Agreement.

     "Appointment Date" means the time the Persons designated by Purchaser have been elected to, and shall constitute a majority of, the Company's board of directors pursuant to Section 2.3.

     "Associate" has the meaning set forth in Rule 12b-2 of the Exchange Act.

     "Assumed Option" has the meaning ascribed to it in Section 3.4.

     "Assumed Option Plan" means the Company's 1996 Stock Option Plan, as amended and restated.

     "Balance Sheet" means the most recent audited consolidated balance sheet of the Company and its Subsidiaries included in the Financial Statements.

     "Balance Sheet Date" means the date of the Balance Sheet.

     "Benefit Plan" means any employee benefit fund, plan, program, arrangement and contract (including any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan," as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; Company Options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not.

     "Board Fraction" means a fraction, the numerator of which shall be the number of Shares which Parent and its Subsidiaries beneficially own at the time of calculation of the Board Fraction, and the denominator of which shall be the total number of Shares then outstanding.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in The City of New York are permitted by law, rule or regulation to be closed.

     "Certificate of Merger" means a certificate of merger to be reasonably agreed upon by Parent, Purchaser, and the Company and to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL, as contemplated by Section 2.6.

     "Closing" means the closing referred to in Section 2.7.

     "Closing Date" means the date and time at which the Closing occurs.

     "Company" has the meaning ascribed to it in the forepart of this Agreement.

     "Company Agreement" means any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

     "Company Benefit Plan" means any Benefit Plan maintained, sponsored or contributed to or required to be contributed to by the Company or any Company Subsidiary.

     "Company Certificate" has the meaning ascribed to it in Section 3.1(c).

     "Company Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement, prepared by the Company and delivered to Purchaser simultaneously with the execution of this Agreement.

     "Company ERISA Affiliate" means the Company, any Company Subsidiary nor any other trade or business (whether or not incorporated) that is or was under "common control" with Company or a Company Subsidiary (within the meaning of ERISA Section 4001) or with respect to which Company or any Company Subsidiary could otherwise incur liability under Title IV of ERISA.

     "Company ESPP" has the meaning ascribed to it in Section 4.3(a).

     "Company Material Adverse Effect" means any circumstance, change in, or effect on the Company and its Subsidiaries that is materially adverse to the business, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise), operations, earnings or results of operations of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole, or the ability of the Company to timely consummate any of the Transactions, except for (a) a change in the market price or trading volume of the Company Common Stock or (b) any circumstance, change or effect (i) affecting the United States economy as a whole and not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, or affecting the industries in which the Company and the Company Subsidiaries competes and not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, (ii) primarily related to or resulting from the announcement or pendency of the Offer and or the Merger or (iii) primarily resulting from complying with the covenants in this Agreement.

     "Company Option" means an option to purchase Shares which has been granted by the Company.

     "Company SEC Documents" means each form, report, schedule, statement and other document filed or required to be filed by the Company since January 1, 1997 through the date of this Agreement under the Exchange Act or the Securities Act, including any amendment to such document, prior to the date of this Agreement (whether or not such amendment is required to be so filed).

     "Company Software" has the meaning ascribed to it in Section 4.17(l).

     "Company Subsidiary" means each Person which is a Subsidiary of the Company.

     "Confidentiality Agreement" means a letter agreement, dated August 9, 2000, between the Company and Parent.

     "Copyrights" means U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), moral rights, rights of publicity and all registrations and applications to register the same.

     "DGCL" means the General Corporation Law of the State of Delaware.

     "Dissenting Shares" means any Shares as to which the holder thereof has demanded appraisal with respect to the Merger in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost the right to such appraisal.

     "Effective Time" has the meaning ascribed to it in Section 2.6.

     "Environmental Claim" means any claim, action, investigation or notice by any Person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (a) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (b) any violation, or alleged violation, of any Environmental Law.

     "Environmental Law" means each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of the environment, human health or occupational health and safety, including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the SEC thereunder.

     "Exchange Agent" means the bank or trust company designated by Parent to act as agent for the holders of the Shares pursuant to Section 3.2(a).

     "Expiration Date" has the meaning ascribed to it in Section 2.1.

     "Financial Advisor" has the meaning ascribed to it in Section 4.22.

     "Financial Statements" means each of the audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Documents.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency or any Person exercising the authority of any of the foregoing.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Inbound License Agreement" has the meaning ascribed to it in Section 4.17(e).

     "IRS" means the United States Internal Revenue Service and any successor agency performing similar functions under the Internal Revenue Code.

     "Indemnified Party" means each present and former officer and director of the Company or the Company Subsidiaries, and each Person who become any of the foregoing prior to the Effective Time.

     "Independent Directors" means directors of the Company who are directors on the date of this Agreement and those persons who become Independent Directors as contemplated by Section 2.3(c).

     "Intellectual Property" means all of the following: Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

     "Licenses" means all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

     "Major Stockholders" means the directors and officers of the Company.

     "Materials of Environmental Concern" means pollutants, contaminants, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon and lead or lead-based paints and materials.

     "Merger" has the meaning ascribed to it in Section 2.4.

     "Merger Consideration" means an amount of cash equal to the Offer Price, which amount shall not include interest, regardless of when paid.

     "Minimum Condition" means the condition that, pursuant to the Offer, there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, not less than that number of Shares which, together with the Shares owned by Parent and Purchaser on the date of determination, constitutes at least a majority of the Shares outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all of the then vested outstanding Company Options, warrants and other rights and securities exercisable or convertible into Shares, whether or not exercised or converted at the time of determination), excluding any Shares held by the Company or any Company Subsidiary).

     "NMS" means the Nasdaq National Market.

     "Offer" means the cash tender offer to be made by Purchaser pursuant to
Section 2.1 to acquire any and all shares of the issued and outstanding common stock, $0.001 par value, of the Company (including the related Stock Purchase Rights), at the Offer Price.

     "Offer Documents" means the Offer to Purchase and a form of letter of transmittal and summary advertisement filed as exhibits to the Schedule TO, together with any amendments and supplements thereto.

     "Offer Price" means $10.00 per Share (including the related Stock Purchase Rights) net to the seller in cash, less any required withholding Taxes, or such increased amount, if any, as Purchaser may offer to pay as contemplated by
Section 2.1(a).

     "Offer to Purchase" means the offer to purchase included in the Schedule TO filed with the SEC pursuant to Section 2.1(b).

     "Option Exchange Ratio" means (x) the Offer Price divided by (y) the average of the closing prices of Parent Common Stock on the NMS during the ten consecutive trading days ending on and including the third trading day immediately prior to the day during which the Closing Date occurs.

     "Outbound License Agreements" has the meaning ascribed to it in Section 4.17(e).

     "Parent" has the meaning ascribed to it in the forepart of this Agreement.

     "Parent Option" means an option to purchase shares of Parent Common Stock.

     "Parent Common Stock" means shares of common stock, par value $0.001 per share, of Parent.

     "Parent ESPP" shall mean the 2000 Employee Stock Purchase Plan of Parent.

     "Parent Material Adverse Effect" means any circumstance, change in, or effect on Parent and its Subsidiaries that is, or is reasonably likely in the foreseeable future to be, materially adverse to the business, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise), operations, earnings or results of operations, of Parent and its Subsidiaries, taking Parent together with its Subsidiaries as a whole, and not disproportionately affecting Parent or the ability of Parent to timely consummate any of the Transactions, except for (a) a change in the market price or trading volume of Parent Common Stock or (b) any circumstance, change in, or effect (i) affecting the United States economy, as a whole, and not disproportionately affecting Parent and its Subsidiaries, taken as a whole, or affecting the industries in which Parent and its Subsidiaries and not disproportionately affecting Parent and its Subsidiaries, taken as a whole, (ii) primarily related to or resulting from the announcement or pendency of the Offer and or the Merger or (iii) primarily resulting from complying with the covenants in this Agreement.

     "Patents" means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

     "Person" means any natural person, corporation, limited liability company, partnership, joint venture, association, Governmental Entity or other artificial person.

     "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

     "Purchaser Common Stock" means common stock, par value $.001 per share, of Purchaser.

     "Proxy Statement" means the proxy statement to be filed by the Company with the SEC pursuant to Section 2.9(a)(ii), together with all amendments and supplements thereto and including the exhibits thereto.

     "Rights Agreement" means the Rights Agreement between the Company and Bank Boston, N.A., dated as of January 27, 1999.

     "Schedule TO" means the tender offer statement on Schedule TO filed by Purchaser with the SEC pursuant to Section 2.1(b), together with all amendments and supplements thereto and including the exhibits thereto.

     "Schedule 14D-9" means the Solicitation/Recommendation Statement on
Schedule 14D-9 filed by the Company with the SEC pursuant to Section 2.2(a), together with all amendments and supplements thereto and including the exhibits thereto.

     "SEC" means the United States Securities and Exchange Commission and any successor agency performing similar functions.

     "Section 203 Approval" means the action taken by the Company's board of directors referred to in Section 4.5 causing Section 203 of the DGCL not to apply to this Agreement, the Offer or the other Transactions.

     "Securities Act" has the meaning ascribed to it in Section 3.4(c).

     "Shares" means shares of common stock, par value $0.001 per share, of the Company.

     "Software" means any and all material (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

     "Special Meeting" means the special meeting of stockholders of the Company referred to in Section 2.9(a)(i).

     "Stock Purchase Rights" means the preferred stock purchase rights issued pursuant to the Rights Agreement.

     "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or
(b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

     "Superior Proposal" means an unsolicited Acquisition Proposal (but changing the fifteen percent amount in clause (a)(ii) of the definition of Acquisition Proposal to fifty percent) not resulting from, arising out of or otherwise by virtue of any breach of Section 6.4(a) which satisfies both Section 6.4(a)(x) and Section 6.4(a)(y).

     "Surviving Corporation" has the meaning ascribed to it in Section 2.4.

     "Tax" and "Taxes" mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Tender and Voting Agreement" means each agreement, dated as of the date of this Agreement, among a Major Stockholder, Parent and Purchaser, pursuant to which each Major Stockholder has agreed, among other things, to tender the Shares held by such Major Stockholder in the Offer and a proxy with respect to the voting of such Shares upon the terms and subject to the conditions set forth therein.

     "Termination Fee" means the sum of $5,500,000 in U.S. currency.

     "Trademarks" means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

     "Trade Secrets" means all computer software; databases; works of authorship; mask works; trade secrets and, to the extent protectible as a matter of law, other confidential information, technology; know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information.

     "Transactions" means the transactions provided for or contemplated by this Agreement and the Tender and Voting Agreements, including the Offer and the Merger.

     "Voting Debt" means indebtedness having general voting rights and debt convertible into securities having such rights.

     Section 1.2 Interpretation.
                 --------------

When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, appendix and schedules of this Agreement unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction this Agreement.

                                   ARTICLE 2

                             THE OFFER AND MERGER

     Section 2.1  The Offer.
                  ---------

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in Appendix A to this Agreement shall have occurred and be existing, within ten Business Days after the public announcement of the execution and delivery of this Agreement, Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange
Act) a cash tender offer to acquire any and all Shares (including the related Stock Purchase Rights) at the Offer Price. Subject to the Minimum Condition and subject to the other conditions set forth in Appendix A to this Agreement, Purchaser shall consummate the Offer in accordance with its terms and accept for payment and pay for Shares tendered pursuant to the Offer as soon as Purchaser is legally permitted to do so under applicable law. The Offer shall be made by means of the Offer to Purchase and shall be subject only to the Minimum Condition and the other conditions set forth in Appendix A to this Agreement and shall reflect the other terms set forth in this Agreement. Purchaser shall not amend or waive the Minimum Condition and shall not decrease the number of Shares sought in the Offer, change the form of or decrease the amount of consideration to be paid, impose conditions to the Offer in addition to those set forth in Appendix A, make any other change in the Offer which is materially adverse to the Company's stockholders or extend the Offer (except as provided in this Agreement), without the written consent of the Company. If on the expiration date of the Offer (the "Expiration Date") as initially scheduled, which shall be twenty Business Days after the date the Offer is commenced, all conditions to the Offer are not then satisfied or waived, Purchaser may, from time to time, in its sole discretion, extend the Expiration Date. Notwithstanding the foregoing, Purchaser shall extend the Offer from time to time until December 31, 2000 if, and to the extent that, at the Expiration Date as initially scheduled, or any extension thereof, the conditions to the Offer set forth in Appendix A to this Agreement have not been satisfied or waived. Furthermore, if at December 31, 2000, the termination of the waiting period under the HSR Act shall be the only condition to the Offer which is not then satisfied or waived, Purchaser shall extend the Expiration Date from time to time until February 28, 2001. In addition, Purchaser may increase the amount it offers to pay per Share in the Offer, and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company. In addition, Purchaser may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 under the Exchange Act, of not more than twenty Business Days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, and not withdrawn prior to the Expiration Date (as so extended) a number of Shares which, together with Shares then owned by Parent and Purchaser, represents at least ninety percent of the outstanding Shares.

     (b) On the date the Offer is commenced, Parent and Purchaser shall file with the SEC a tender offer statement on Schedule TO with respect to the Offer. The Schedule TO will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement.

     (c) Parent and Purchaser will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Purchaser will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the initial Schedule TO before it is filed with the SEC. Parent and Purchaser will provide the Company and its counsel in writing with any comments or other communications, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents, promptly after the receipt of such comments or other communications.

     Section 2.2 Company Actions.
                 ---------------

     (a) As soon as practicable on the date the Offer is commenced, the Company shall file, with the SEC, the Schedule 14D-9, which shall, subject to the provisions of Section 6.4(b), contain the recommendation referred to in Section 4.5(c). At the time the Offer Documents are first mailed to the stockholders of the Company, the Company shall mail or cause to be mailed to the stockholders of the Company such Schedule 14D-9 together with such Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares, as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9, promptly after the receipt of such comments or other communications.

     (b) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of all recordholders of the Shares as of a recent date, and shall furnish Purchaser with such additional information (including lists of holders of the Shares, updated upon request, and their addresses, mailing labels and lists of security positions) and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Parent and Purchaser shall each hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

     (c) Solely in connection with the tender and purchase of Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Shares owned by, or issuable to, any Person, other than rights to repurchase unvested Shares, if any, that may be held by Persons following exercise of Company Options.

     Section 2.3 Directors.
                 ---------

     (a) Parent shall be entitled to designate such number, rounded up to the next whole number, of directors of the Company as is equal to the product of the total number of directors on the Company's board of directors (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the Board Fraction. The directors so designated by Parent shall take office immediately after (i) the purchase of and payment for any Shares by Parent or any of its Subsidiaries as a result of which Parent and its Subsidiaries own beneficially at least a majority of then outstanding Shares and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f thereunder, whichever shall occur later. The Company shall, upon request of Parent, use its reasonable best efforts promptly either to increase the size of its board of directors or to secure the resignations of such number of its incumbent directors, or both as is necessary to enable such designees of Parent to be so elected or appointed to the Company's board of directors, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed at such time. At such time, the Company shall, if requested by Parent, also take all action necessary to cause Persons designated by Parent to constitute the same Board Fraction of (i) each committee of the Company's board of directors, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board of directors.

     (b)  The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under Section 2.3(a), including mailing to its stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to the Company's board of directors immediately after the purchase of and payment for any Shares by Parent or any of its Subsidiaries as a result of which Parent and its Subsidiaries own beneficially at least a majority of then outstanding Shares. Parent or Purchaser will supply the Company all information with respect to either of them and their nominees, officers, directors and Affiliates required to be disclosed by such
Section 14(f) and Rule 14f-1. The provisions of this Section 2.3 are in addition to and shall not limit any rights which Purchaser, Parent or any of their Affiliates may have as a matter of law as a holder or beneficial owner of Shares with respect to the election of directors or otherwise.

     (c) In the event that Parent's designees are elected or appointed to the Company's board of directors, until the Effective Time, the Company's board of directors shall have at least two directors who are Independent Directors, provided, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining and departing Independent Directors shall be entitled to designate Persons to fill such vacancies who shall also be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees constitute a majority of the directors on the Company's board of directors, the affirmative vote of a majority of the Independent Directors shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder if such exercise or waiver adversely affects holders of Shares (other than Parent or Purchaser) or (iii) take any other action under or in connection with this Agreement if such action adversely affects holders of Shares (other than Parent or Purchaser).

     Section 2.4  The Merger.  Subject to the satisfaction or waiver of
                  ----------
conditions contained in this Agreement, at the Effective Time, the Company and Purchaser shall consummate a merger (the "Merger") pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 2.4. Pursuant to the Merger,
(x) the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation and (y) the by-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by such certificate of incorporation or by such by-laws. The Merger shall have the effects specified in the DGCL.

     Section 2.5  Directors and Officers of the Surviving Corporation.
                  ---------------------------------------------------
Purchaser's directors and officers at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the board of directors of the Company or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

     Section 2.6  Effective Time. Parent, Purchaser and the Company will cause
                  --------------
the Certificate of Merger to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger (the "Effective Time").

     Section 2.7  Closing.  The closing of the Merger shall take place at 10:00
                  -------
a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 7, at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303.

     Section 2.8  Subsequent Actions.  If at any time after the Effective Time,
                  ------------------
the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 2.9  Stockholders' Meeting.
                  ---------------------

     (a) If required by applicable law in order to consummate the Merger, the Company, acting through its board of directors, shall, in accordance with applicable law:

               (i) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the adoption of this Agreement;

               (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC or its staff with respect to the preliminary proxy or information statement and cause the Proxy Statement to be mailed to its stockholders, provided, that no amendment or supplement to such Proxy Statement will be made by the Company without the consent of Parent and its counsel, which consent shall not be unreasonably withheld or delayed;

               (iii) include in the Proxy Statement the recommendation of the board of directors of the Company that stockholders of the Company vote in favor of the adoption of this Agreement;

               (iv) use its best efforts to solicit from holders of Shares proxies in favor of the adoption of this Agreement and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of stockholders required by Delaware law to effect the Merger.

     (b) Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement.

     (c) Parent shall vote, or cause to be voted, all Shares owned by Parent, Purchaser or any of Parent's other Subsidiaries in favor of the adoption of this Agreement.

     Section 2.10 Merger Without Meeting of Stockholders.  Notwithstanding
                  --------------------------------------
Section 2.9, in the event that Parent, Purchaser and any other Subsidiaries of Parent shall acquire in the aggregate a number of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, sufficient to enable Purchaser or the Company to cause the Merger to become effective without a meeting of stockholders of the Company, the parties hereto shall, at the request of Parent and subject to the satisfaction or waiver of all of the conditions set forth in Article 7, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                   ARTICLE 3

                           CONVERSION OF SECURITIES

     Section 3.1  Conversion of Capital Stock.  As of the Effective Time, by
                  ---------------------------
virtue of the Merger and without any further action on the part of the holders of any Shares or holders of Purchaser Common Stock:

     (a)  Purchaser Common Stock. Each issued and outstanding share of Purchaser
          ----------------------
Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

     (b)  Cancellation of Treasury Stock and Parent-Owned Stock. Each Share
          -----------------------------------------------------
owned by the Company as treasury stock or by any Company Subsidiary and each Share owned by Parent, Purchaser or any other wholly owned Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c)  Conversion of Shares. Each issued and outstanding Share (other than
          --------------------
Shares to be cancelled in accordance with Section 3.1(b) and other than any Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share (each a "Company Certificate") in the manner provided in Section 3.2. From and after the Effective Time, all such converted Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect to any Company Certificate except the right to receive the Merger Consideration therefor upon the surrender of such Company Certificate in accordance with Section 3.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

     Section 3.2  Exchange of Company Certificates.
                  --------------------------------

     (a) Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger to receive in trust the funds to which holders of the Shares shall become entitled pursuant to Section 3.1(c). At the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 3.1(c). Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Exchange Agent to holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Purchaser or the Surviving Corporation, as applicable, and no part of such earnings shall accrue to the benefit of holders of Shares.

     (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of one more Company Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for payment of Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Company Certificate, and the Company Certificate so surrendered shall be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly indorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

     (c) At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company.

     (d) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any earnings with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Company Certificates. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Company Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 3.3  Dissenting Shares.
                  -----------------

     (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive Merger Consideration, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

     (b) Notwithstanding the provisions of Section 3.3(a), if any holder of Shares who demands appraisal of Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) the right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 3.1(c), upon surrender of the Company Certificates representing such Shares pursuant to
Section 3.2.

     (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL received by the Company or any of its directors or officers and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment, admissions or statements against interest with respect to any demands for appraisal, settle or offer to settle any such demands.

     Section 3.4  Company Stock Option and Stock Purchase Plans.
                  ---------------------------------------------

     (a) At the Effective Time, each Company Option which is then outstanding and unexercised (hereinafter, an "Assumed Option"), shall cease to represent a right to acquire Shares and shall be converted automatically into Parent Options, and Parent shall assume each Assumed Option subject to the terms of the Assumed Option Plan, the Assumed Option Plan, and the agreement evidencing the grant thereunder of such Assumed Option, as heretofore amended; provided, however, that from and after the Effective Time, (i) the number of shares of Parent Common Stock purchasable upon exercise of such Assumed Option shall be equal to the number of Shares that were purchasable under such Assumed Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, and rounded down to the nearest whole share, and (ii) the per Share exercise price under each such Assumed Option shall be adjusted by dividing the per Share exercise price of each such Assumed Option by the Option Exchange Ratio, and rounding up to the nearest cent. In the case of any Assumed Options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue
Code), the exercise price, the number of shares of Parent Common Stock purchasable pursuant to such Assumed Options and the terms and conditions of exercise of such Assumed Options shall be determined in order to comply with
Section 424(a) of the Internal Revenue Code. The duration and other terms of the Assumed Option shall be the same as the original Company Option except that all references to the Company shall be deemed to be references to Parent. The terms of each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Parent Common Stock on or subsequent to the Effective Time.

     (b) (i) In accordance with the terms and conditions of the Company ESPP, the Company shall cause each purchase right outstanding under the Company ESPP immediately prior to the

Effective Time to be automatically exercised immediately prior to the Effective Time. Pursuant to such action, the holder of such purchase right shall receive Shares which, at the Effective Time, will be converted into the right to receive the Offer Price in accordance with the provisions of Section 3.1(c). As of the Effective Time, the Company ESPP shall be terminated.

          (ii) Parent agrees that, from and after the Effective Time, employees of the Surviving Corporation may participate in the Parent ESPP, subject to the terms and conditions of the Parent ESPP; provided, however, that Parent shall amend the Parent ESPP to provide for a special offering period that gives employees, as of the Effective Time, of the Surviving Corporation the ability to immediately participate in the Parent ESPP after the Effective Time, and that service with the Company shall be treated as service with Parent for determining eligibility of the Surviving Corporation's employees under the Parent ESPP.

     (c) As soon as practicable following the Effective Time and in any event within five Business Days following the Effective Time, Parent shall take all action necessary to register the shares Parent Common Stock subject to the Assumed Options under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "Securities Act") pursuant to a registration statement on Form S-8 (or any successor form) to the extent such registration is required under the Securities Act, and to cause the effectiveness of such registration statement or registration statements (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Assumed Options remain outstanding. Parent shall reserve a sufficient number of authorized but unissued shares of Parent Common Stock for issuance pursuant to this Section 3.4.

     (d)  Notwithstanding the foregoing provisions of Sections 3.4(a), (b) and
(c), if less than ninety percent of the outstanding Shares on a fully-diluted basis (including for purposes of such calculation all Shares issuable upon exercise of all then vested Company Options, but excluding any Shares held by the Company or any Company Subsidiaries) are accepted for purchase in the Offer, then the assumption of the Company Options contemplated by Section 3.4(a) shall take place, to the extent allowable under the Company's 1996 Stock Option Plan, the agreements evidencing such Company Options or as otherwise agreed to by Parent and an optionholder, upon the purchase of Shares by Purchaser pursuant to the Offer. In such event, all references to the Effective Time in Sections 3.4(a), (b) and (c) (but nowhere else in this Agreement) shall instead refer to the date of the purchase of Shares by Purchaser pursuant to the Offer.

                                   ARTICLE 4

                              REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Purchaser that all of the statements contained in this Article 4 are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date) and will be true and correct with the same effect as if made as of the date of the purchase of Shares by Purchaser pursuant to the Offer and as of the Closing Date. Each exception set forth in the Company Disclosure Letter and each other response to this Agreement set forth in the Company

Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section, except to the extent that one portion of the Company Disclosure Letter specifically refers to another portion thereof, identifying such other portion by adequate specific cross reference, or it is clear from a reading of the specific disclosure (without any additional knowledge, facts or disclosures) that such disclosure is also applicable to another section of this Agreement.

     Section 4.1  Organization; Qualification.  The Company (a) is a corporation
                  ---------------------------
duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except in the case of clause (c), for any failures to qualify or be licensed as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 4.2  Subsidiaries and Affiliates.  Section 4.2 of the Company
                  ---------------------------
Disclosure Letter sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Company Subsidiary. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity. All the outstanding capital stock of each Company Subsidiary is, directly or indirectly, owned (of record and beneficially) by the Company free and clear of any liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there is no outstanding option, right or agreement of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Company Subsidiary to any Person except the Company. Each Company Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except in the case of clause (c), for any failures to qualify or be licensed as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation, by-laws or similar organizational documents of each Company Subsidiary, as presently in effect. With respect to any exception to ownership set forth in Section 4.2 of the Company Disclosure Letter, the schedule completely and correctly identifies the record and the beneficial owner of any such shares, whether such record or beneficial owner is an employee, agent or affiliate of the Company, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership.

     Section 4.3  Capitalization.
                  ---------------

     (a) The authorized capital stock of the Company consists of 50,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this

Agreement, (i) 14,604,445 Shares are issued and outstanding, (ii) no Shares are issued and held in the treasury of the Company, (iii) 75,000 shares of preferred stock are designated as Series A Participating Preferred Stock, none of which are issued and outstanding, (iv) 3,900,000 Shares are reserved for issuance upon exercise of Company Options under the Company's 1996 Stock Option Plan and (v) 463,057 Shares are reserved for issuance pursuant to the Company's 1996 Employee Stock Purchase Plan (the "Company ESPP") and (vi) a number of Shares are reserved for issuance pursuant to the Rights Agreement. The documents set forth in Section 4.3(a) of the Company Disclosure Letter are true, correct and complete in all material respects. All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There is no Voting Debt of the Company or any Company Subsidiary issued and outstanding. Except as set forth above and except for the Transactions, as of the date hereof, (x) there is no capital stock of the Company authorized, issued or outstanding; (y) there is no existing option, warrant, call, pre-emptive right, subscription or other right, agreement, arrangement, understanding or commitment of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares, equity interests or Voting Debt, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (z) there is no outstanding contractual obligation of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company, or any Company Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity or Person.

     (b) There is no voting trust or other agreement or understanding to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary.

     (c) Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

     Section 4.4  Authorization, Validity of Agreement, Company Action.  The
                  ----------------------------------------------------
Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Transactions, have been duly authorized by the Company's board of directors and, except for obtaining the approval of its stockholders as contemplated by Section 2.9, no other corporate action on the part of the Company or its stockholders is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Purchaser, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms.

     Section 4.5  Board Approvals Regarding Transactions.  The Company's board
                  --------------------------------------
of directors, at a meeting duly called and held, has unanimously (a) determined that each of this Agreement, the Offer and the Merger are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (b) approved the Transactions, (c) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and adopt this Agreement, (d) determined to waive any rights the Company may have under any agreement or otherwise to object to the transfer to Purchaser as a result of the Offer of all Shares and (e) consented to the transfer to Purchaser of all such Shares, and none of the aforesaid actions by the Company's board of directors has been amended, rescinded or modified. The action taken by the Company's board of directors constitutes approval of the Merger and the other Transactions by the Company's board of directors under the provisions of
Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the Transactions. No other state takeover, antitakeover, moratorium, fair price, interested stockholder, business combination or similar statute or rule is applicable to the Merger or the other Transactions.

     Section 4.6  Vote Required.  The affirmative vote of the holders of at
                  -------------
least fifty percent of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger or adopt this Agreement. No vote of any class or series of the Company's capital stock is necessary to approve any of the Transactions other than the Merger Agreement as contemplated by Section 2.9.

     Section 4.7  Consents and Approvals, No Violations.  Except for the
                  -------------------------------------
filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and foreign antitrust laws, state securities or blue sky laws, and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of the Company or any Company Subsidiary, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c), except as set forth in
Section 4.7 of the Company Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or loss of any rights) under, any of the terms, conditions or provisions of any Company Agreement or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their properties or assets, except in the case of clauses
(b), (c) and (d) for such filings, permits, authorization, consents or approvals, violations, breaches, defaults or rights, which individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     Section 4.8  Reports and Financial Statements
                  --------------------------------

     (a) The Company has filed with the SEC the Company SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, the Company SEC Documents, including any financial statements or schedules included therein, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and
(b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries. The Financial Statements complied, as of their respective dates, in all material respects with applicable accounting requirements and rules and regulations of the SEC. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of interim condensed consolidated financial statements, to normal, recurring and immaterial year-end adjustments and the absence of certain notes) and fairly present in all material respects,
(i) the consolidated financial position of the company and the Company Subsidiaries as of the dates thereof and (ii) the consolidated results of operations, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries for the periods presented therein.

     Section 4.9  No Undisclosed Liabilities.  Except (a) as set forth in
                  --------------------------
Section 4.9 of the Company Disclosure Letter, (b) as disclosed in the Financial Statements (c) for liabilities disclosed in the Company SEC Documents as having been actually incurred prior to the date of this Agreement and (d) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, neither the Company nor any Company Subsidiary has any material liability or obligation of any nature, whether or not accrued, contingent or otherwise.

     Section 4.10 Interim Operations.  Since the Balance Sheet Date, the
                  ------------------
business of the Company and each Company Subsidiary has been conducted only in the ordinary and usual course consistent with past practice. To the Company's knowledge, no material customer of the Company or any Company Subsidiary intends to curtail or otherwise materially adversely affect its commercial relationship with the Company or such Company Subsidiary. The Company has not granted or undertaken to grant, as of the date of this Agreement, any material pricing concession, right of return or special sales compensation or incentive, except consistent with past practice.

     Section 4.11 Absence of Certain Changes.  Since the Balance Sheet Date,
                  --------------------------
except for events whose actual occurrence prior to the date of this Agreement have been disclosed in the Company SEC Documents, neither the Company nor any Company Subsidiary has:

     (a)  suffered any Company Material Adverse Effect;

     (b) except as set forth in Section 4.11(b) of the Company Disclosure Letter, incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except non-material items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $250,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves or allowances;

     (c) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

     (d) permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, claim, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current Taxes not yet due;

     (e) written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

     (f)  cancelled any debt or waived any claim or right of substantial value;

     (g) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

     (h) disposed of or permitted to lapse any right to the use of any Intellectual Property, or disposed of or disclosed to any Person, other than (i) representatives of Parent or (ii) another party bound by a by binding confidentiality agreement with the Company, any trade secret, formula, process, know-how or other Intellectual Property not yet a matter of public knowledge;

     (i) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profitsharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, except increases for non-executive employees in the ordinary course of business and consistent with past practice, and no such increase is customary on a periodic basis or required by agreement or understanding;

     (j) except as set forth in the 2000 capital budget previously delivered by the Company to Parent, made any single capital expenditure or commitment in excess of $250,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $750,000 (on a consolidated basis) for additions to property, plant, equipment or intangible capital assets;

     (k) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any Company Subsidiary;

     (l) made any change in any method of Tax or GAAP accounting or accounting practice;

     (m) except as disclosed in Section 4.11(m) of the Company Disclosure Letter, paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate or Associate of any, of its officers or directors, except for directors' fees, and compensation to officers at rates not exceeding the rates of compensation paid during the year ended 1999; or

     (n) agreed, whether in writing or otherwise, to take any action described in this section.

     Section 4.12 Litigation.  Except as set forth (a) in Section 4.12 of the
                  ----------
Company Disclosure Letter or (b) under the caption "legal proceedings" in a Company SEC Document, there is no action, suit, inquiry, proceeding or investigation by or before any Governmental Entity or, to the knowledge of the Company and the Company Subsidiaries, threatened against or involving the Company or any Company Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions. The Company does not know or have any reason to know of any valid basis for any such action, proceeding or investigation. Neither the Company nor any Company Subsidiary is in default under or in violation of, nor, to the knowledge of the Company and the Company Subsidiaries, is there any valid basis for any claim of default under or violation of, a material Company Agreement or commitment or restriction to which the Company or any Company Subsidiary is a party or by which any of them or any of their assets is bound, which default or violation could result in a material liability to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any judgment, order or decree which may have a material adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

     Section 4.13 Employee Benefit Plans.
                  -----------------------

     (a) Section 4.13 of the Company Disclosure Letter lists each Company Benefit Plan.

     (b) With respect to each Company Benefit Plan, Company made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description and summary of material modifications, if any, related to such Company Benefit Plan, (ii) each trust agreement or other funding arrangement, (iii) the most recent annual report (Form 5500) filed with the IRS (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or financial statement, (v) the most recent determination letter, if any, issued by the IRS and any pending request for a determination letter and (vi) each registration statement, permit application and prospectus. Neither the Company nor any Company Subsidiary nor, to the knowledge of the

Company and the Company Subsidiaries, any other Person, has any express or implied commitment, whether legally enforceable or not, to continue (for any period), modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Internal Revenue Code or other applicable law.

     (c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Internal Revenue Code (including the prohibited transaction rules thereunder), and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date of this Agreement. No suit, administrative proceeding, action or other adverse proceeding or claim has been brought or threatened against or with respect to any such Company Benefit Plan (other than routine benefits claims), and there is no pending audit or inquiry by the IRS or United States Department of Labor with respect to any Company Benefit Plan. No event has occurred and, to the knowledge of Company or any Company Subsidiary, there exists no condition or set of circumstances that could subject the Company or any Company Subsidiary to any material liability (other than for routine benefit liabilities) relating in any way to any Company Benefit Plan.

     (d) Each Company Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liability or which are reflected on the Company's most recent consolidated balance sheet).

     (e) Each Company Benefit Plan and its related trust that is intended to qualify under Section 401(a) or 4975(e)(7) and Section 501(a), respectively, of the Internal Revenue Code has received a favorable determination letter from the IRS as to such qualified status or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and nothing has occurred that could adversely affect such qualified status.

     (f) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA or the minimum funding rules of ERISA or the Internal Revenue Code, and no Company ERISA Affiliate has sponsored or contributed to or been required to contribute to any such pension plan.

     (g) With respect to each Benefit Plan required to be set forth in the Company Disclosure Letter that is subject to Title IV of ERISA or the minimum funding rules of ERISA or the Internal Revenue Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within thirty (30) days of such event) has occurred or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived, as of the most recently ended plan year of such Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA). No material liability under Title IV of ERISA has been incurred by the Company or any other

Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any Company Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of the Company or any Company Subsidiary is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Internal Revenue Code.

     (h) Except as required by law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To the knowledge of the Company and the Company Subsidiaries, the Company and each of the Company Subsidiaries are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended.

     (i) The Company has delivered or made available to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of the Company and each Company Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of the Company and each Company Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" provisions. No payment or benefit which may be required to be made by the Company or any Company Subsidiary or which otherwise may be required to be made under the terms of any Company Benefit Plan or other arrangement will constitute an excess parachute payment under Internal Revenue Code Section 280G, and the consummation of the transactions contemplated by this Agreement will not, alone or in conjunction with any other possible event (including termination of employment), (i) entitle any current or former employee or other service provider of the Company or any Company Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider, alone or in conjunction with any other possible event (including termination of employment) other than as expressly provided for in this Agreement.

     (j) The execution of, and performance of the transactions contemplated by, this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee or director of the Company, or the Company Subsidiaries, whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Internal Revenue Code).

     Section 4.14 Tax Matters, Government Benefits.
                  --------------------------------

     (a) The Company and each Company Subsidiary have duly filed all material Tax Returns that are required to be filed, and have duly paid or caused to be duly paid in full all Taxes reflected on such Tax Returns. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All material unpaid Taxes owed by the Company and all Company Subsidiaries relating to periods or portions of periods through the Balance Sheet Date (whether or not shown on any Tax Return) are reflected on the Financial Statements. Since the Balance Sheet Date, the Company and the Company Subsidiaries have not incurred any liability for any Taxes other than in the ordinary course of business. Neither the Company nor any Company Subsidiary has received written notice of any claim made by an authority in a jurisdiction where the Company or the Company Subsidiary, as the case may be, does not file Tax Returns, that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction.

     (b) The federal income Tax Returns of the Company and each of the Company Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1993, and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid. Neither the Company nor any Company Subsidiary has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency, other than an extension in connection with the filing of a Tax Return after its original due date in the ordinary course of business.

     (c) No federal, state, local or foreign audit, examination or other administrative proceeding is pending or, to the knowledge of the Company and the Company Subsidiaries, threatened with regard to any Taxes or Tax Returns of the Company or of any Company Subsidiary. There is no dispute or claim concerning any Tax liability of the Company or any Company Subsidiary either claimed or raised by any taxing authority in writing.

     (d) Neither the Company nor any Company Subsidiary is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of any "excess parachute payments" within the meaning of
Section 280G of the Internal Revenue Code.

     (e) Neither the Company nor any Company Subsidiary has filed a consent pursuant to Section 341(f) of the Internal Revenue Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a "subsection
(f) asset" (as such term is defined in Section 341(f)(4) of the Internal Revenue
Code) owned by the Company or any Company Subsidiary.

     (f) The Company has at no time been a "United States real property holding corporation" within the meaning of Section 897(c) of the Internal Revenue Code.

     (g) Neither the Company nor any Company Subsidiary is a party to any material Tax sharing, Tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements most recently filed by the Company with the SEC.

     (h) None of the Company or any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     Section 4.15 Leases.  Section 4.15 of the Company Disclosure Letter
                  ------
contains an accurate and complete list of all material leases (including any amendments or supplements thereto) pursuant to which the Company or any Company Subsidiary leases real property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect. There is no existing material default by the Company or any Company Subsidiary thereunder and, to the Company's knowledge, no other material event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder.

     Section 4.16 Environmental Laws. (a) To the Company's knowledge, the
                  ------------------
Company and all of the Company Subsidiaries are in compliance in all material respects with all Environmental Laws, including compliance with any permits or other governmental authorizations or the terms and conditions thereof, (b) neither the Company nor any Company Subsidiary has received any communication or notice, whether from a Governmental Entity or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company, any Company Subsidiary or any Person for which any of them is responsible, and there is no pending or, to the knowledge of the Company and the Company Subsidiaries, threatened Environmental Claim; and (c) to the knowledge of the Company and the Company Subsidiaries, there is no past or present fact or circumstance that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any Company Subsidiary or against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

     Section 4.17 Intellectual Property.
                  ---------------------

     (a) Section 4.17(a) of the Company Disclosure Letter contains a true and complete list of all of the Company's and the Company Subsidiaries' registered patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, copyrights and copyright registrations and applications.

     (b) All Trademark registrations are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise materially affect the priority and enforceability of the Trademark in question. No registered Trademark has been within the last three years or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. To the knowledge of the Company and the Company Subsidiaries, no such action has been threatened in writing within the one year period prior to the date of this Agreement. To the knowledge of the Company and the Company Subsidiaries, there has been no prior use of any material Trademark by any third party that confers upon said third party superior rights in any such Trademark. The Company and the Company Subsidiaries have, in all material respects, adequately policed the Trademarks against third party infringement, and the Trademarks registered in the United States have been continuously used by the Company or one of the Company Subsidiaries since the date set forth in, the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be.

     (c) All issued Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Patent in question. No Patent has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office. To the knowledge of the Company and the Company Subsidiaries, no such action has been threatened within the one year period prior to the date of this Agreement. To the knowledge of the Company and the Company Subsidiaries, there is no patent or patent application of any person that invalidates any claim the Company or any of the Company Subsidiaries has in any issued Patent.

     (d) The Company and each of the Company Subsidiaries have taken reasonable steps in accordance with normal industry practice to protect their respective rights in confidential information and Trade Secrets. Without limiting the generality of the foregoing, the Company and each of the Company Subsidiaries enforces a policy of requiring each relevant employee, consultant and contractor to execute agreements that contain provisions designed to prevent unauthorized disclosure of the Company's confidential information and Trade Secrets. With respect to employees, such agreements are substantially in the Company's standard forms and also assign to the Company or such Company Subsidiary, as the case may be, all rights to any Intellectual Property relating to the Company's or such Company Subsidiary's business that is developed by the employee in the course of his or her activities for the Company or any of the Company Subsidiaries or is developed during working hours using the resources of the Company or any such Company Subsidiary. With respect to contractors and consultants, the agreements either assign all Intellectual Property rights developed pursuant to the agreement or license such rights on agreed-upon terms. Except under confidentiality obligations, to the knowledge of the Company and the Company Subsidiaries, there has been no disclosure by the Company or any Company Subsidiary of material confidential information or Trade Secrets.

     (e) Section 4.17(e)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all license agreements granting to the Company or any of the Company Subsidiaries any material right to use or practice any rights under any Intellectual Property other than software commercially available on reasonable terms to any person for a license fee of no more than $250,000 (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto. Section 4.17(e)(ii) of the Company Disclosure Letter sets forth a complete and accurate list of all license agreements under which the Company or any of the Company Subsidiaries licenses software or grants other rights in to use or practice any rights under any Intellectual Property, excluding licenses to customers that in the twelve month period prior to the date hereof have purchased or licensed products for which the total payments to the Company and the Company Subsidiaries did not exceed $250,000 and otherwise are not material to the Company and the Company Subsidiaries, taking the Company together with the Company Subsidiaries as a whole (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto. There is no material outstanding or, to the knowledge of the Company and the Company Subsidiaries, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

     (f) To the Company's knowledge, the Company or one of the Company Subsidiaries owns or possesses adequate licenses or other rights to use, free and clear of Liens, orders and arbitration awards, all of its Intellectual Property used in its business.

     (g) The Company has taken reasonable steps to protect the Intellectual Property of the Company and the Company Subsidiaries.

     (h) To the knowledge of the Company and the Company Subsidiaries, the products used, manufactured, marketed, sold or licensed by the Company and the Company Subsidiaries, and all Intellectual Property used in the conduct of the Company's and the Company Subsidiaries' businesses as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any valid and enforceable rights owned or controlled by any third party.

     (i) Except as set forth in Section 4.17(i) of the Company Disclosure Letter or under the caption "legal proceedings" in the Company SEC Documents, no litigation is now or, within the three years prior to the date of this Agreement, was pending and, to the knowledge of the Company and the Company Subsidiaries, no notice or other claim in writing has been received by the Company or any of the Company Subsidiaries within the one year prior to the date of this Agreement, (i) alleging that the Company or any of the Company Subsidiaries has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. No Intellectual Property (y) that is owned by the Company or any of the Company Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use, sale, transfer, assignment or licensing thereof by the Company or any such Company Subsidiary, except as may be specifically provided in any such Outbound License Agreement, or (z) that is the subject of an Inbound License Agreement is, to the knowledge of the Company and the Company Subsidiaries, subject to any outstanding judgment, decree, stipulation or agreement restricting the use, sale, transfer, assignment or licensing thereof by the Company or any of the Company Subsidiaries, except as provided in the Inbound License Agreements.

     (j) To the knowledge of the Company and the Company Subsidiaries, except as set forth in Section 4.17(j) of the Company Disclosure Letter or as would not reasonably be expected to result in a material loss of rights, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed to the Company or any of the Company Subsidiaries, and no such claims have been brought against any third party by the Company or any of the Company Subsidiaries.

     (k) Except as set forth in Section 4.17(k) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of the Company's or any of the Company Subsidiaries' rights to own any of its Intellectual Property or their respective rights under any

Inbound License Agreement or Outbound License Agreement, nor require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

     (l) To the knowledge of the Company and the Company Subsidiaries, the Software owned or purported to be owned by the Company or any of the Company Subsidiaries (the "Company Software") was either (i) developed by employees of the Company or the Company Subsidiaries within the scope of their employment;
(ii) developed by independent contractors who have assigned their rights to the Company or the Company Subsidiaries pursuant to written agreements; or (iii) otherwise acquired by the Company or a Company Subsidiary from a third party. To the knowledge of the Company and the Company Subsidiaries, the Company Software does not contain any programming code, documentation, tools or other materials or development environments that embody Intellectual Property rights of any Person other than the Company or any of the Company Subsidiaries, except for such materials, tools, documentation or development environments obtained by the Company or any of the Company Subsidiaries from other Persons who (y) make such materials or development environments generally available on standard commercial terms or (z) who have licensed the Company or the Company Subsidiaries the right to include such materials, tools, documentation and development environments in the Company Software.

     Section 4.18 Employment Matters.  The Company and each Company Subsidiary
                  ------------------
are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and, to its knowledge, is not engaged in any unfair labor practice. The Company and each Company Subsidiary have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and neither the Company nor any Company Subsidiary is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Company's knowledge, there is no pending claim against the Company or any Company Subsidiary under any workers compensation plan or policy or for long-term disability. There is no controversy pending or, to the knowledge of the Company and the Company Subsidiaries, threatened, between the Company or any Company Subsidiary, on the one hand, and any of their respective employees, on the other hand, which controversies have resulted, or could reasonably be expected to result, in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract, and neither the Company nor any Company Subsidiary knows of any activities or proceedings of any labor union in connection with an attempt to organize any such employees. To the Company's or any Company Subsidiary's knowledge, no employees of the Company or any Company Subsidiary are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. No employee of the Company or any Company Subsidiary has given notice to the Company or any Company Subsidiary, and neither the Company nor any of the Company Subsidiaries is otherwise aware, that any such employee intends to terminate his or her employment with the Company or any Company Subsidiary.

     Section 4.19  Compliance with Laws.  The Company and each of the Company
                   --------------------
Subsidiaries are in compliance in all material respects with, and have not violated in any material respect any applicable law, rule or regulation of any United States federal, state, local, or foreign Governmental Entity applicable to the Company or any of the Company Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the knowledge of the Company and the Company Subsidiaries, threatened against the Company or any Company Subsidiary alleging any such violation. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

     Section 4.20  Contracts and Commitments.
                   --------------------------

     (a) Except for agreements, contracts and commitments filed as exhibits to the Company SEC Documents, neither the Company nor any Company Subsidiary has any agreements, contracts and commitments which are material to the Company and the Company Subsidiaries, taking the Company together with the Company Subsidiaries as a whole.

     (b) No purchase or sales contract or commitment of the Company or any Company Subsidiary continues for a period of more than twelve months or is in excess of the normal, ordinary and usual requirements of business.

     (c) Except as set forth in Section 4.20(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any outstanding material contracts with any officer, employee, agent, consultant, advisor, salesperson, sales representative, distributor or dealer that is not cancelable by it on notice of not longer than ninety days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

     (d) Except as set forth in Section 4.20(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any employment agreement or any other agreement that contains any severance or termination pay liabilities or obligations.

     (e) Neither the Company nor any Company Subsidiary has any collective bargaining or union contracts or agreements.

     (f) Neither the Company nor any Company Subsidiary is in material default, nor is there any known basis for any valid claim of material default, under any agreement, contract or commitment which is material to the Company and the Company Subsidiaries, taking the Company together with the Company Subsidiaries as a whole.

     (g) Neither the Company nor any Company Subsidiary is restricted by agreement from carrying on its business anywhere in the world.

     (h) Neither the Company nor any Company Subsidiary is under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers.

     (i) Except as set forth in Section 4.20(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any debt obligation for borrowed money, including any guarantee of or agreement to acquire any such debt obligation of others.

     (j) Neither the Company nor any Company Subsidiary has any outstanding loan to any Person other than to the Company or a wholly-owned Subsidiary of the Company.

     (k) Neither the Company nor any Company Subsidiary has any power of attorney outstanding or any obligation or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

     Section 4.21  Information in Schedule 14D-9.  The information supplied by
                   -----------------------------
the Company for inclusion in the Offer Documents and the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Purchaser for inclusion in the Schedule 14D-9.

     Section 4.22  Opinion of Financial Advisor.  The Company has received the
                   ----------------------------
opinion of Thomas Weisel Partners LLC (the "Financial Advisor") dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent and Purchaser) is fair to such holder from a financial point of view, and the copy of such opinion included in the Company Disclosure Letter is manually signed, accurate and complete. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Offer Documents and the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to the Financial Advisor and its counsel.

     Section 4.23  Rights Agreement.  The Company has taken all action which may
                   ----------------
be necessary under the Rights Agreement, so that (x) the execution of this Agreement and any amendments thereto by the parties hereto and the consummation of each of the Transactions shall not cause (i) Parent and/or Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or (ii) a Distribution Date, a Share Acquisition Date or a Trigger Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer, and (y) the Rights (as defined in the Rights Agreement) shall expire upon the acceptance of Shares for payment pursuant to the Offer.

     Section 4.24  Absence of Questionable Payments.  Neither the Company nor
                   --------------------------------
any Company Subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has used any corporate or other funds for any unlawful contribution, payment, gift, or entertainment, or made any unlawful expenditure relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any Company Subsidiary nor, to the Company's knowledge, any current director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contribution, payment, gift or expenditure. The Company and each Company Subsidiary which is required to file reports pursuant to
Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of
Section 13(b) of the Exchange Act.

     Section 4.25  Brokers or Finders.  No agent, broker, investment banker,
                   ------------------
financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions except for the Financial Advisor. True and correct copies of all agreements between the Company and the Financial Advisor including any fee arrangements are included in Section 4.25 of the Company Disclosure Letter.

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND PURCHASER

     Parent and Purchaser represent and warrant to the Company that:

     Section 5.1   Organization.  Each of Parent and Purchaser is a corporation
                   ------------
duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.2   Authorization, Validity of Agreement, Necessary Action.  Each
                   ------------------------------------------------------
of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Merger and the other Transactions have been duly authorized by the boards of directors of each of Parent and Purchaser and by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser, and, assuming due and valid authorization, execution and delivery by the Company, is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms.

     Section 5.3  Consents and Approvals, No Violations.  Except for the
                  -------------------------------------
filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws and the DGCL, none of the execution, delivery or performance of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or Purchaser; (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets.

     Section 5.4  Information in Offer Document.  The information to be supplied
                  -----------------------------
in writing by Parent for inclusion in the 14D-9 and the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information furnished by the Company expressly for inclusion in the Offer Documents.

     Section 5.5  Information in Proxy Statement.  None of the information
                  ------------------------------
furnished by Parent or Purchaser for inclusion in the Proxy Statement will, at the date mailed to stockholders or the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

     Section 5.6  Sufficient Funds.  Either Parent or Purchaser has available
                  ----------------
sufficient funds to purchase all of the Shares outstanding on a fully diluted basis at the Offer Price and to pay all fees and expenses of Parent and Purchaser related to the Transactions.

     Section 5.7  Share Ownership.  None of Parent, Purchaser or any of their
                  ---------------
respective Subsidiaries beneficially, owns any Shares as of the date of this Agreement.

     Section 5.8  Purchaser's Operations.  Purchaser was formed solely for the
                  ----------------------
purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

     Section 5.9  Brokers or Finders.  Neither Parent nor any of its
                  ------------------
Subsidiaries or their respective Affiliates has entered into as of the date of this Agreement any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions.

                                   ARTICLE 6

                                   COVENANTS

     Section 6.1  Interim Operations of the Company.  The Company covenants and
                  ---------------------------------
agrees that prior to the Appointment Date, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 6.1 of the Company Disclosure Letter or (iii) as agreed in writing by Parent, after the date hereof (which agreement shall not be unreasonably withheld or delayed):

     (a) the business of the Company and each of the Company Subsidiaries shall be conducted only in the ordinary course and substantially in the same manner as heretofore conducted, and the Company and each Company Subsidiary shall use its commercially reasonable efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of all of them shall be unimpaired at the Appointment Date;

     (b) neither the Company nor any Company Subsidiary shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents,
(ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than Shares reserved for issuance on the date of this Agreement pursuant to the exercise of Company Options and purchase rights under the Company ESPP outstanding on the date of this Agreement, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock,
(iv) split, combine or reclassify any shares of any class or series of its stock or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares (other than repurchases of restricted stock at cost pursuant to agreements outstanding on the date of this Agreement or entered into after the date of this Agreement in compliance with the provisions hereof);

     (c) neither the Company nor any Company Subsidiary shall (i) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice or (ii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

     (d) neither the Company nor any Company Subsidiary shall (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) modify the terms of any indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in
Section 6.1(d) of the Company Disclosure Letter as being in the ordinary course of business and consistent with past practice; (iv) make any loan, advance or capital contribution to, or investment in, any other Person (other than to or in wholly owned Company Subsidiaries); or (v) enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate) with a value of $250,000 for any individual commitment or transaction or an aggregate value of $1,500,000 for all such commitments or transactions;

     (e) neither the Company nor any Company Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets which are material, individually or in the aggregate, to the business of the Company and the Company Subsidiaries, taken as a whole, other than in the ordinary and usual course of business and consistent with past practice;

     (f)  except as otherwise specifically provided in this Agreement or in the
Schedule 14D-9, neither the Company nor any Company Subsidiary shall make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business and consistent with past practice) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Benefit Plan or otherwise;

     (g) except as otherwise specifically contemplated by this Agreement or by the Schedule 14D-9 or as specifically set forth in Section 6.1(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate (except payments and accruals made in the ordinary course of business consistent with past practice),
(ii) pay, offer to pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company or any Company Subsidiary of any amount relating to unused vacation days (except payments and accruals made in the ordinary course of business consistent with past practice), (iii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

     (h) except as may be required by applicable law, neither the Company nor any Company Subsidiary shall enter into, adopt or amend or terminate any bonus, special remuneration, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner;

     (i) except as set forth in Section 6.1(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary shall exercise its discretion or otherwise voluntarily accelerate the vesting of any Company Option as a result of the Merger or any other "change in control" of the Company (as defined in the Company Benefit Plans) or otherwise;

     (j) neither the Company nor any Company Subsidiary shall revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP;

     (k) neither the Company nor any Company Subsidiary shall settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would involves more than $250,000 and does not obligate the Company to take or refrain from taking any action other than the payment of such sum or that would otherwise be material to the Company and the Company Subsidiaries, taking the Company together with the Company Subsidiaries as a whole, or that relates to any Intellectual Property matters;

     (l) neither the Company nor any Company Subsidiary shall pay, purchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements or incurred, after the date of this Agreement, in the ordinary course of business;

     (m) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

     (n) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP or change in the Internal Revenue Code or the regulations under the Internal Revenue Code, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

     (o) neither the Company nor any Company Subsidiary will take, or agree to commit to take, any action that could or would be reasonably likely to result in any of the conditions to the Offer set forth in Appendix A to this Agreement or any of the conditions set forth in Article 7 not being satisfied, or that would materially impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms thereof or materially delay such consummation; and

     (p) neither the Company nor any Company Subsidiary will enter into an agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 6.2  Access; Confidentiality.  The Company shall (and shall cause
                  -----------------------
each Company Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of Parent, full access during the period prior to the Appointment Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Company Subsidiary to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. Access shall include the right to conduct such environmental studies as Parent, in its reasonable discretion, shall deem appropriate. After the Appointment Date, the Company shall provide Parent and such Persons as Parent shall designate with all such information at anytime as Parent shall reasonably request. Until the Appointment Date, unless otherwise required by law or in order to comply with disclosure requirements applicable to the Offer Documents or the Proxy Statement, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement. Notwithstanding the foregoing, prior to the Effective Time, except as permitted under the discovery procedures, as in effect from time to time, for the litigation between the parties, neither the Company nor any Company Subsidiary shall be under any obligation to provide access to Parent or Purchaser to its Intellectual Property to the extent that the Company in good faith determines that such access will materially impair its right in litigation between the parties.

     Section 6.3  Reasonable Efforts.
                  ------------------

      Prior to the Closing, upon the terms and subject to the conditions set forth of this Agreement, Parent, Purchaser and the Company agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Offer and the Merger and make effective the Merger and the other Transactions as promptly as practicable including, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Offer, the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity and (ii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any of the Company Subsidiaries shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits Parent's or Purchaser's freedom of action with respect of, or their ability to retain, the Company or any of the Company Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any of its Subsidiaries, without Parent's prior written consent (which may be withheld in Parent's sole and absolute discretion).

     (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Offer, the Merger and the other Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall and shall cause the Company Subsidiaries to use best efforts to effect such transfers, amendments or modifications.

     (c) The Company and Parent shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting period.

     (d) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent or Purchaser to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions.

     Section 6.4  No Solicitation of Competing Transaction.
                  ----------------------------------------

     (a) Neither the Company nor any Company Subsidiary or Affiliate of the Company shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company, each Company Subsidiary and each Affiliate of the Company, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate or resume (including by way of furnishing or disclosing non-public information) or facilitate any discussions, inquiries, negotiations or the making of any proposals with respect to or concerning any Acquisition Proposal. Nothing contained in this Section 6.4 or any other provision of this Agreement shall prohibit the Company or the Company's board of directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, or (ii) making disclosure to the Company's stockholders if, as and when the board of directors of the Company determines in good faith, after consultation with outside counsel, that such disclosure is required in order to comply with their fiduciary duties to the Company's stockholders under applicable law, provided, in each case, that the Company may not, except as permitted by Section 6.4(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, the Company will immediately cease any and all existing activities, discussions or negotiations with any and all parties conducted heretofore with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to appropriate confidentiality agreements (which shall be no more permissive than the Confidentiality Agreement and shall permit the disclosure contemplated by this Section 6.4(a)), and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if:

               (x) such entity or group has, on an unsolicited basis, submitted a bona fide Acquisition Proposal in writing to the board of directors of the Company which the board of directors of the Company determines in good faith, consistent with advice of an independent investment banker, (i) is capable of being and likely to be funded on the disclosed terms and (ii) is likely to be consummated in accordance with its terms; and

               (y) the board of directors of the Company determines in good faith (A) after consultation with outside legal counsel, that failure to take such action would likely be contrary to its fiduciary duties to the Company's stockholders under applicable law and (B) that such Acquisition Proposal is superior, from a financial point of view, to the Transactions, after taking into account and consistent with advice of the Financial Advisor as to superiority of such Acquisition Proposal.

The Company will promptly, and in any event within twenty-four hours, notify Parent of the receipt of any proposal, discussion, negotiation or inquiry received by the Company, any Company Subsidiary or any of their respective representatives, and the Company will promptly, and in any event within twenty-four hours, communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it, any Company Subsidiary or any of their respective representatives may receive (and will promptly, and in any event within twenty-four hours, provide to Parent copies of any written materials received by the Company, any Company Subsidiary or their respective representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

     (b) Except as set forth below in this Section 6.4(b), neither the Company's board of directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, or take any action in furtherance of the withdrawal or modification, in a manner adverse to Parent or Purchaser, the approval or recommendation by such board of directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend or take any action in furtherance of approval of recommendation of, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company's board of directors may withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the second Business Day following Parent's receipt of written notice from the Company advising Parent that the board of directors of the Company has received a Superior Proposal which it intends to accept, specifying the terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal. Nothing in this Agreement shall permit the Company to enter into any agreement, arrangement or understanding with any third party providing for the payment of fees or reimbursement of expenses in the event Parent makes a proposal in response to such Superior Proposal. The Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated pursuant to Section 8.1 and the Company has paid all amounts due to Parent pursuant to Section 9.1.

     Section 6.5  Publicity.  The initial press release with respect to the
                  ---------
execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, until the Appointment Date, or the date this Agreement is terminated pursuant to Article 8 (whichever occurs first), neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without prior consent of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market, in which case, prior consultation with the other party will be made to the extent reasonably practicable.

     Section 6.6  Notification of Certain Matters.  The Company shall give
                  -------------------------------
prompt notice to Parent, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which caused or would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Appointment Date and
(ii) any material failure of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this
Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.7  Directors' and Officers' Insurance and Indemnification.
                  ------------------------------------------------------

     (a) For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided, that any such settlement is effected with the written consent of Parent or the Surviving Corporation, which consent shall not be unreasonably withheld or delayed) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required under applicable Delaware law, the terms of the Company's certificate of incorporation, indemnification agreements in the form filed as exhibits to the Company SEC Documents or the by-laws, as in effect at the date hereof, provided, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

     (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than six years after the Effective Date, provided, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that in no event shall Parent or the Surviving Corporation be required to pay aggregate annual premiums for insurance under this Section 6.7(b) in excess of 150 percent of the aggregate premiums paid by the Company in the twelve months prior to the date of this Agreement, on an annualized basis for such purpose; and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.7(b) for such aggregate annual premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the aggregate premiums paid by the Company in the twelve months prior to the date of this Agreement, on an annualized basis for such purpose.

     Section 6.8  State Takeover Laws.  Notwithstanding any other provision in
                  -------------------
this Agreement, in no event shall the Section 203 Approval be withdrawn, revoked or modified by the board of directors of the Company. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to this Agreement, the Offer, the acquisition of Shares pursuant to the Offer, the Merger or the other Transactions, the Company or the applicable Company Subsidiary shall take all action necessary to render such statute inapplicable to all of the foregoing.

     Section 6.9  Actions Regarding the Rights Agreement.  The Company shall not
                  --------------------------------------
modify or waive, except as specifically provided herein, the terms of its Rights Agreement, or take any action to redeem the Rights, except in connection with its entering into an Acquisition Proposal pursuant to and in compliance with
Section 6.4(b).

     Section 6.10 Purchaser Compliance.  Parent shall cause Purchaser to comply
                  --------------------
with all of its obligations under or related to this Agreement.

     Section 6.11 Company Options.  (a) The Company agrees that, from and after
                  ---------------
the date hereof, it will take any required action that (i) is necessary or appropriate so that Parent can assume the Company Options and the Company's 1996 Stock Option Plan, (ii) prevents the acceleration of the vesting or exercisability of any Company Option, except to the extent set forth in Section
6.11 of the Company Disclosure Letter, and (iii) prevents the transactions contemplated by this Agreement from causing the acceleration of the vesting or exercisability of any Company Option, and the Company further agrees that it will refrain from taking any other action that is not consistent with the foregoing. In addition, and in furtherance of this covenant, the Company agrees that the board of directors of the Company will adopt a resolution under the Company's 1996 Stock Option Plan that will prevent the acceleration of the vesting of Company Options under such plan, except to the extent set forth in
Section 6.11 of the Company Disclosure Letter.

          (b) From and after the date hereof, the Company agrees that with respect to each grant of a Company Option in connection with an offer of employment for a new employee, such grant will not include or be subject to any change of control provisions and will not be in an amount in excess of such grants made to new employees of a similar grade, consistent with past practices, and in no event will any one new employee receive options to purchase in excess of 10,000 Shares unless approved in writing by Parent.

          (c) The Company agrees to cause the board of directors of the Company to adopt all resolutions reasonably necessary or appropriate to further the purposes of subsections (a) and (b) of this Section 6.11 and provide that all Company Options can be assumed by Parent.


                                   ARTICLE 7

                                  CONDITIONS

     Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.
                  ----------------------------------------------------------
The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

     (a)  Stockholder Approval.  This Agreement shall have been adopted by the
          --------------------
requisite vote of the holders of the Shares, if required by applicable law, in order to consummate the Merger.

     (b)  Statutes; Court Orders. No statute, rule or regulation shall have been
          ----------------------
enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

     (c)  Purchase of Shares in Offer. Parent, Purchaser or their Affiliates
          ---------------------------
shall have purchased the Shares pursuant to the Offer.

     (d)  Governmental Approval. Any governmental or regulatory notices,
          ---------------------
approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the business of the Company and the Company Subsidiaries after the Effective Time in all material respects as it was operated prior thereto shall have been given, obtained or complied with, as applicable, and the applicable waiting period under the HSR Act shall have expired or been terminated.

     (e)  Proxy Statement Cleared. The Proxy Statement, if required to be
          -----------------------
prepared and disseminated to the Company's stockholders, shall have been cleared by the SEC and shall not be the subject of any stop order.

                                   ARTICLE 8

                                  TERMINATION

     Section 8.1  Termination.  The Transactions may be terminated or abandoned
                  -----------
at any time prior to the Effective Time, whether before or after stockholder approval thereof:

     (a) Subject to Section 2.3(c), by the mutual written consent of Parent and the Company;

     (b)  By either of the Company or Parent:

               (i) if (x) the Offer shall have expired without any Shares being purchased pursuant to the Offer or (y) Purchaser shall not have accepted for payment any Shares pursuant to the Offer by December 31, 2000; provided, that if the Appointment Date shall not have occurred before December 31, 2000 solely because termination of the waiting period under the HSR Act shall not have been occurred, such December 31, 2000 date shall be extended at the option of the Company or Parent to February 28, 2001; provided, further, that the right to terminate this Agreement or extend the December 31, 2000 date under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or prior to such date; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

     (c)  By the Company:

               (i) if Parent, Purchaser or any of their Affiliates shall have failed to commence the Offer within ten Business Days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is at such time in material breach of its obligations under this Agreement;

               (ii) in connection with entering into a definitive agreement as permitted by Section 6.4(b), provided, that the Company has complied with all provisions thereof, including the notice provisions therein, and that the Company makes simultaneous payment to Parent of funds as required by
     Section 9.1(b);

               (iii) if Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement and (x) such breach shall not be curable or (y) ten Business Days shall have elapsed subsequent to notice to Parent or Purchaser of such breach and such breach shall not have been cured within such ten Business Day period.

     (d)  By Parent (on behalf of itself and Purchaser):

               (i) if, due to an occurrence, not involving a breach by Parent or Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Appendix A to this Agreement, Parent, Purchaser, or any of their Affiliates shall have failed to commence the Offer within ten Business Days following the date of the initial public announcement of the Offer;

               (ii) if, prior to the purchase of Shares by Purchaser pursuant to the Offer, the Company's board of directors shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal; or

               (iii) if, prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in paragraph (e) or (f) of Appendix A to this Agreement and (x) such breach shall not be curable or (y) ten Business Days have elapsed subsequent to the date on which the Company received notice of such breach and such breach shall not have been cured within such ten Business Day period.

     Section 8.2  Effect of Termination.  In the event of the termination or
                  ---------------------
abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability on the part of Parent or the Company except (a) for fraud or for willful material breach of this Agreement prior to such termination or abandonment of the Transactions and (b) as set forth in Sections 6.2 and 9.1.

                                   ARTICLE 9

                                 MISCELLANEOUS

     Section 9.1  Fees and Expenses.
                  -----------------

     (a) Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses.

     (b)  If

               (i) either the Company or Parent terminates or abandons the Transactions pursuant to Section 8.1(b)(i) and (x) at a time of such termination the only condition not satisfied on Appendix A is the Minimum Condition and there has been publicly announced and not withdrawn another Acquisition Proposal and (y) within twelve months of such termination the Company shall either (A) consummate a transaction contemplated by an Acquisition Proposal or (B) enter into an agreement with respect to an Acquisition Proposal which transaction is consummated within six months of entering into such agreement (but changing, in any case, the fifteen percent amount in clause (a)(ii) of the definition of Acquisition Proposal to fifty percent).

               (ii) the Company shall terminate or abandon the Transactions pursuant to Section 8.1(c)(ii); or

               (iii) Parent shall terminate or abandon the Transactions pursuant to Section 8.1(d)(ii);

the Company shall pay to Parent an amount equal to the Termination Fee. The Company hereby waives any right to set-off or counterclaim against such amount. The Termination Fee shall be paid in same day funds concurrently with the execution of an agreement or acceptance of a Superior Proposal referred to in
Section 9.1(b)(i); the entering into of the agreement implementing the Acquisition Proposal in the case of Section 9.1(b)(ii); or within two Business Days of any termination or abandonment referred to in Section 9.1(b)(iii), whichever shall first occur.

     Section 9.2  Amendment and Modification.  Subject to applicable law and
                  --------------------------
Section 2.3, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, only by written agreement of the parties hereto, by action taken by their respective boards of directors (which in the case of the Company shall include approvals as contemplated in Section 2.3(c)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

     Section 9.3  Nonsurvival of Representations and Warranties.  None of the
                  ---------------------------------------------
representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The foregoing sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 9.4  Notices.  All notices and other communications hereunder shall
                  -------
be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to Parent or Purchaser, to:

               Electronics For Imaging, Inc.
               303 Velocity Way
               Foster City, California 94404
               Attention: General Counsel
               Telephone No.: (650) 286-8385
               Telecopy No.: (650) 357-3776

               with a copy (which shall not constitute notice) to:

               Brobeck, Phleger & Harrison LLP
               550 South Hope Street
               Los Angeles, California 90071
               Attention: Richard S. Chernicoff
               Telephone No.: (213) 489-4060
               Telecopy No.: (213) 745-3345

                                      and

               if to the Company, to:

               Splash Technology Holdings, Inc.
               555 Del Rey Avenue
               Sunnyvale, California 94806
               Attention: Chief Executive Officer
               Telephone No.: (408) 328-6300
               Telecopy No.: (408) 328-6418

               with a copy (which shall not constitute notice) to:

               Wilson Sonsini Goodrich and Rosati PC
               650 Page Mill Road
               Palo Alto, California 94304
               Attention: Kurt Berney
               Telephone No.: (650) 354-4198
               Telecopy No.: (650) 493-6811

     Section 9.5  Counterparts.  This Agreement may be executed in one or more
                  ------------
counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.6  Entire Agreement; No Third Party Beneficiaries.  This
                  ----------------------------------------------
Agreement, the Tender and Voting Agreement, and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein):
(a) constitute the entire agreement and supersede all prior agreements, negotiations, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Sections 3.4 and 6.7 are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

     Section 9.7   Severability.  Any term or provision of this Agreement that
                   ------------
is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Section 9.8   Governing Law.  This Agreement shall be governed by and
                   -------------
construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     Section 9.9   Enforcement.  The parties agree that irreparable damage would
                   -----------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

     Section 9.10  Waiver of Jury Trial.  Each party acknowledges and agrees
                   --------------------
that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 9.10.

     Section 9.11  Extension, Waiver.  At any time prior to the Effective Time,
                   -----------------
the parties may

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

(a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights or any waiver of any future rights.

     Section 9.12  Assignment.  Neither this Agreement not any of the rights,
                   ----------
interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent and such assignment shall not relieve Purchaser of any obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                   ELECTRONICS FOR IMAGING, INC.


                                   By /s/ Guy Gecht
                                      ------------------------------------------
                                   Name: Guy Gecht
                                   Title: Chief Executive Officer



                                   VANCOUVER ACQUISITION CORP.


                                   By /s/ James Etheridge
                                      ------------------------------------------
                                   Name: James Etheridge
                                   Title: Vice President, Secretary and General
                                          Counsel



                                   SPLASH TECHNOLOGY HOLDINGS, INC.


                                   By /s/ Kevin Macgillivray
                                      ------------------------------------------
                                   Name: Kevin Macgillivray
                                   Title: Chief Executive Officer

                                  Appendix A
                                  ----------

     Certain Conditions of the Offer.  Notwithstanding any other provisions of
     -------------------------------
the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of this Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or been terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of this Agreement and before the Expiration Date (as then extended), any of the following events shall occur or shall be determined by Purchaser to have occurred and not been cured:

               (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of their or the Company's or any Company Subsidiaries' businesses or assets, or to compel Parent or Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, any Company Subsidiaries', Parent's or any of its Subsidiaries, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or pursuant to the Tender and Voting Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, or the Tender and Voting Agreement, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company Subsidiaries, taking the Company together with the Company Subsidiaries as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect; or

               (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

               (c) there shall have occurred any Company Material Adverse Effect; or

               (d)  the Company's board of directors or any committee thereof
(i) shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a Person other than Parent, Purchaser or one of their Affiliates or (iii) shall have executed an agreement in principal or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a Person other than Parent, Purchaser or one of their Affiliates; or

               (e) any of the representations and warranties of the Company contained in this Agreement shall not be true and correct as of the date of this Agreement or as of the scheduled Expiration Date (taking such representations and warranties with the same effect as if made on and as of such scheduled Expiration Date), except for representations and warranties specifically made as of an earlier date, which shall only be required to be true and correct as of such earlier date, and except to the extent that the aggregate of all breaches of such representations and warranties of the Company could not reasonably be expected to have a Company Material Adverse Effect; or

               (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it prior to the scheduled Expiration Date under this Agreement and such failure shall not be capable of being cured or shall not have been cured within ten Business Days of notice thereof to the Company; or

               (g) the Company shall not have delivered to Parent and Purchaser a certificate to the effect set forth in the immediately preceding clauses (e) and (f), executed by two executive officers of the Company; or

               (h) all consents from Governmental Entities, whether federal, state or local necessary for the consummation, the Offer or the Merger shall not have been obtained and be in full force and effect, other than consents the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect; or

               (i) this Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                       2